Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER FISCAL 2011 RESULTS

MEDFORD, Oregon, November 4, 2010 – Harry & David Holdings, Inc., announced today financial results for the first quarter ended September 25, 2010.

Net sales for the 13-week period ended September 25, 2010 decreased 12.7% to $40.4 million, compared to $46.3 million for the same period last year. Our sales decline was attributable to a combination of lower sales volume in our Wholesale segment and the impact of having fewer stores in operation in the period, combined with lower volumes and higher delivery discounts in our Direct Marketing segment.

For the first fiscal quarter of 2011, consolidated gross profit decreased 24.7% to $12.2 million. Consolidated gross profit margin was 30.2% in the first quarter of fiscal 2011, a 490 basis point decrease from 35.1% in same period in fiscal 2010. The decrease in gross profit margin was primarily due to a higher portion of manufacturing and overhead costs expensed in the first quarter of fiscal 2011 as a result of shifting a significant portion of our production cycle into the second fiscal quarter and the impact of our fixed costs on a lower sales base.

“In addition to continuing to prudently manage our expenses and cash position in this challenging environment, in the first quarter of fiscal 2011 we made substantial progress in improving our customer experience by enhancing our website and catalogs” said Steven Heyer, Chairman of the Board and Chief Executive Officer. “Although our sales declined on a comparable basis to last year, we are better poised for our second fiscal quarter, which is the most meaningful quarter for our annual results.”

For the first quarter of fiscal 2011, selling, general and administrative expenses decreased $1.5 million to $32.1 million. The decrease in SG&A expenses was primarily due to lower payroll and lease expenses, partially offset by higher expenses associated with marketing initiatives and other consulting expenses. As a percentage of net sales, SG&A was up 680 basis points year-over-year from 72.6% in the fiscal 2010 period to 79.4% in the fiscal 2011 period.

The pre-tax loss for the first quarter of fiscal 2011 was $25.2 million, compared to a pre-tax loss of $22.0 million reported in the same period of fiscal 2010. The Company’s consolidated net loss, for the first quarter of fiscal 2011 was $18.2 million, reflecting an effective tax rate of 27.9%, compared to a net loss of $21.7 million and an effective tax rate of 1.5% for the quarter ended September 26, 2009. For the first quarter of fiscal 2011, the difference in the effective tax rate and the federal statutory rate was primarily due to a valuation allowance adjustment related to certain deferred tax assets.

For the first quarter of fiscal 2011, earnings before net interest expense, income taxes, depreciation and amortization (“EBITDA”) was a loss of $16.0 million, compared to a loss of $12.7 million in the same period of fiscal 2010. The increase in EBITDA loss was primarily due to the increase in the operating loss in the fiscal 2011 period as a result of the factors discussed above.

Inventory was relatively flat at $82.6 million at September 25, 2010, versus $82.9 million at September 26, 2009.

As of September 25, 2010 we had $5.3 million in cash and cash equivalents, versus $2.0 million as of September 26, 2009, representing an increase of $3.3 million. The increase was primarily due to increased borrowings on our revolving credit facility of $11.0 million, partially offset by payments of financing fees associated with an amendment to our revolving credit facility, higher amount of cash used for working capital and higher pension contributions in the current period.

As of September 25, 2010, unused borrowings under our revolving credit facility were $46.0 million, reflecting $58.0 million in borrowings and $1.0 million in outstanding letters of credit. As a result of an amendment to our revolving credit facility in July 2010, the size of the facility was adjusted to $105 million. The maximum available borrowings under our revolving credit facility are determined in accordance with our asset-based debt limitation formula. The formula generally allows the Company to borrow a substantial portion of the amounts available under the facility during our most capital intensive period from August to December, but significantly restricts its borrowing capacity from January to July. As a result, total available borrowing capacity at September 25, 2010 was $24.9 million. As of September 25, 2010, the Company was in compliance with all debt covenants.

The Company’s full interim results for the first fiscal quarter ended September 25, 2010 are expected to be filed with the SEC in our quarterly report on Form 10-Q on or about November 4, 2010.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry & David®, Wolferman’s® and Cushman’s® brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 136 stores across the country.

CONTACTS:

Investor Contact	Media Contact
Ed Dunlap, CFO	Gail Simon, VP- Brand Marketing & Communications
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
edunlap@harryanddavid.com	gsimon@harryanddavid.com
(541) 864-2164	(541) 261-9719

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	September 25, 2010	June 26, 2010	September 26, 2009
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$5,253	$13,730	$1,986
Short-term investments	—	4,999	—
Trade accounts receivable, net	2,989	936	4,659
Other receivables	576	834	1,460
Inventories	82,577	35,527	82,859
Deferred catalog expenses	5,103	2,286	4,087
Deferred income taxes	9,331	2,173	—
Other current assets	4,011	3,754	4,462

Total current assets	109,840	64,239	99,513
Fixed assets, net	125,515	128,391	141,300
Goodwill	12,236	12,236	12,236
Intangibles, net	32,360	32,376	33,011
Deferred financing costs, net	5,096	3,603	5,382
Other assets	2,086	2,369	2,133

Total assets	$287,133	$243,214	$293,575

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$29,148	$15,083	$19,065
Accrued payroll and benefits	14,645	14,673	13,672
Deferred revenue	8,349	14,014	9,651
Deferred income taxes	—	—	617
Income taxes payable	2,884	1,860	6,076
Accrued interest	1,400	4,426	1,324
Other accrued liabilities	3,017	3,194	3,253
Current portion of capital lease obligation	156	309	299
Revolving credit facility	58,000	—	47,000

Total current liabilities	117,599	53,559	100,957
Long-term debt and capital lease obligation	198,362	198,362	198,519
Accrued pension liabilities	27,886	29,851	27,598
Deferred income taxes	5,291	5,116	168
Other long-term liabilities	9,237	9,871	9,591

Total liabilities	358,375	296,759	336,833

Commitments and contingencies
Stockholders’ deficit
Common stock	10	10	10
Additional paid-in capital	17,272	17,062	6,732
Accumulated other comprehensive loss, net of tax	(12,449)	(12,719)	(9,606)
Accumulated deficit	(76,075)	(57,898)	(40,394)

Total stockholders’ deficit	(71,242)	(53,545)	(43,258)

Total liabilities and stockholders’ deficit	$287,133	$243,214	$293,575

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands)

(Unaudited)

	Thirteen weeks ended September 25, 2010	Thirteen weeks ended September 26, 2009
Net sales	$40,440	$46,264
Cost of goods sold	28,238	30,041

Gross profit	12,202	16,223

Operating expenses:
Selling, general and administrative	31,861	33,344
Selling, general and administrative – related party	250	250

	32,111	33,594

Operating loss	(19,909)	(17,371)

Other (income) expense:
Interest income	(1)	(3)
Interest expense	5,324	4,699
Other (income) expense, net	(26)	(23)

	5,297	4,673

Loss before income taxes	(25,206)	(22,044)
Benefit for income taxes	(7,029)	(320)

Net loss	(18,177)	(21,724)

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirteen weeks ended September 25, 2010	Thirteen weeks ended September 26, 2009
Operating activities
Net loss	$(18,177)	$(21,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	3,887	4,610
Amortization of intangible assets	16	46
Amortization of deferred financing costs	1,023	593
Stock option compensation expense	210	59
Loss on disposal and impairment of fixed assets and other long-lived assets, net	101	16
Gain on sale of short-term investments	(1)	—
Deferred income taxes	(7,158)	7,315
Amortization of deferred pension loss	425	312
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(1,795)	(2,591)
Inventories	(47,050)	(38,121)
Deferred catalog expenses and other assets	(2,791)	(1,049)
Accounts payable	14,065	7,894
Accrued liabilities	(3,865)	(3,321)
Income taxes	1,024	(7,567)
Accrued pension liabilities	(1,945)	234
Deferred revenue	(5,665)	(6,666)

Net cash used in operating activities	(67,696)	(59,960)

Investing activities
Acquisition of fixed assets	(1,112)	(493)
Proceeds from the sale of fixed assets	—	44
Proceeds from the maturities of held-to-maturity securities	5,000	—

Net cash provided by (used in) investing activities	3,888	(449)

Financing activities
Borrowings on revolving debt	58,000	47,000
Repayments of capital lease obligation	(153)	—
Payments for deferred financing costs	(2,516)	—

Net cash provided by financing activities	55,331	47,000

Decrease in cash and cash equivalents	(8,477)	(13,409)
Cash and cash equivalents, beginning of period	13,730	15,395

Cash and cash equivalents, end of period	$5,253	$1,986

Harry & David Holdings, Inc. and Subsidiaries

(in Thousands)

(Unaudited)

Reconciliation of EBITDA to Net Cash Used in Operating Activities

	Thirteen weeks ended September 25, 2010	Thirteen weeks ended September 26, 2009
Net loss	$(18,177)	$(21,724)
Interest expense, net	5,323	4,696
Benefit for income taxes	(7,029)	(320)
Depreciation and amortization	3,903	4,656

EBITDA	$(15,980)	$(12,692)
Interest expense, net	(5,323)	(4,696)
Benefit for income taxes	7,029	320
Amortization of deferred financing costs	1,023	593
Stock option compensation expense	210	59
Loss on disposal and impairment of fixed assets and other long-lived assets	101	16
Gain on sale of short-term investments	(1)	—
Deferred income taxes	(7,158)	7,315
Amortization of deferred pension loss	425	312
Changes in operating assets and liabilities	(48,022)	(51,187)

Net cash used in operating activities	$(67,696)	$(59,960)

In the thirteen-week period ended September 25, 2010, net loss and EBITDA included:

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$210 of non-cash stock option compensation expenses;

•	$178 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$129 benefit from severance and re-organization payroll and benefits;

•	$101 loss on disposal and impairment of fixed assets and other long-lived assets, net; and

•	$24 gain related to uncertain tax positions.

In the thirteen-week period ended September 26, 2009, net loss and EBITDA included:

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$196 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$114 benefit from severance and re-organization payroll and benefits;

•	$89 in certain relocation expenses;

•	$59 of non-cash stock option compensation expenses;

•	$16 loss on disposal and impairment of fixed assets;

•	$25 gain related to uncertain tax positions

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year. Our measure of EBITDA is a non-GAAP financial measure.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the Senior Notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.